Exhibit 10.1

SPARTAN STORES, INC.
EXECUTIVE CASH INCENTIVE PLAN OF 2010

SECTION 1
ESTABLISHMENT AND PURPOSES OF PLAN

          1.1          Establishment of Plan. Spartan Stores, Inc., a Michigan corporation, hereby establishes the EXECUTIVE CASH INCENTIVE PLAN OF 2010 (the "Plan") for senior executive officers of the Company and its Subsidiaries. The Plan permits the award of incentive compensation in the form of performance-based incentive awards payable in cash.

          1.2          Purposes of Plan. The purposes of the Plan are to motivate Participants to achieve the Company's financial and business objectives; to allow Participants to share appropriately in the financial success of the Company; to provide a highly competitive incentive compensation opportunity; to create a linkage between Participant contribution and the Company's financial and business objectives; and to assist in the attraction, retention and motivation of senior executive officers of the Company and its Subsidiaries. The Plan is further intended to provide flexibility to the Company in structuring incentive compensation to best promote the foregoing objectives. Within that context, the Plan is intended to provide performance-based compensation under Section 162(m) of the Code and shall be interpreted and administered to achieve that purpose.

          1.3          Plan Document. This instrument, as amended from time to time, constitutes the governing document of the Plan.

          1.4          Effective Date. The Plan is initially effective as of the date of the first meeting of shareholders held in 2010 (the "Effective Date"). Adoption of the Plan by the Board and payment of Incentive Bonuses for Fiscal Year 2011 shall be contingent upon approval by the shareholders at the 2010 Annual Meeting of Shareholders or any adjournment thereof or at a Special Meeting of the Shareholders. In the absence of such approval, this Plan shall be void.

          1.5          Incentive Compensation Plan. The Plan is an incentive compensation program for Participants. Because the Plan does not provide welfare benefits and does not provide for the deferral of compensation until termination of employment, it is established with the intent and understanding that it is not an employee benefit plan within the meaning of the federal Employee Retirement Income Security Act of 1974, as amended.

SECTION 2
DEFINITIONS

                    The following terms shall have the definitions stated, unless the context plainly requires a different meaning. Other defined terms shall have the meanings ascribed to them herein.

          2.1          Annual Base Salary. "Annual Base Salary" means a Participant's annual salary rate in effect at the end of a Performance Period without regard to incentive compensation or bonuses or awards under this Plan or other benefits or incentive compensation plans maintained or provided by the Company.

          2.2          Affiliate. "Affiliate" means any organization controlling, controlled by or under common control with the Company.

          2.3          Beneficiary. "Beneficiary" means the individual, trust or other entity designated by the Participant to receive any amount payable with respect to the Participant under the Plan after the Participant's death. A Participant may designate or change a Beneficiary by filing a signed designation with the Committee in a form approved by the Committee. A Participant's will or other estate planning document is not effective for this purpose. If a designation has not been completed properly and filed with the Committee or is ineffective for any other reason, the Beneficiary shall be the Participant's Surviving Spouse. If there is no effective designation and the Participant does not have a Surviving Spouse, the remaining benefits under this Plan, if any, shall be paid to the Participant's estate.

          2.4          Board. "Board" means the Board of Directors of the Company.

          2.5          Business Unit. "Business Unit" means any Subsidiary, department, division, profit center or other operational unit of the Company or any Subsidiary as to which the Committee shall establish a Target Bonus under the Plan applicable in a Performance Period.

          2.6          Code. "Code" means the Internal Revenue Code of 1986, as amended.

          2.7          Committee. "Committee" means the Compensation Committee of the Board or such other committee as the Board designates to administer this Plan. The Committee shall consist of at least two persons, all of whom shall be "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and "outside directors" as defined in the regulations issued under Section 162(m) of the Code.

          2.8          Common Stock. "Common Stock" means the Company's common stock, no par value.

          2.9          Company. "Company" means Spartan Stores, Inc., a Michigan corporation, and its successors and assigns.

          2.10          Fiscal Year. "Fiscal Year" means the financial reporting and taxable year of the Company as the Company may adopt from time to time.

          2.11          Incentive Bonus. "Incentive Bonus" means a bonus awarded and paid in cash to a Participant for services to the Company or its Subsidiaries during a Performance Period that is based upon achievement of pre-established performance objectives by the Company, a Subsidiary, or a Business Unit.

          2.12          Participant. "Participant" means a senior executive officer of the Company or any Subsidiary designated by the Committee to participate in this Plan for a Performance Period.

          2.13          Performance. "Performance" means the level of achievement by the Company or its Subsidiaries or Business Units of the performance goals established by the Committee pursuant to Section 5.

          2.14          Performance Period. "Performance Period" means the period of time during which the performance objectives must be achieved by the Company, a Subsidiary, or a Business Unit to determine the payout of an Incentive Bonus, if any.

          2.15          Retirement. "Retirement" means termination of employment as a result of retirement on or after the earlier of the date the Participant reaches (a) age 65; or (b) age 55, but only if such Participant has completed at least ten Years of Vested Service (as defined below) since the later of the Participant's date of hire or, if the Participant became an associate of the Company in connection with a merger or acquisition, the date of the effective time of such merger or acquisition.

          2.16          Subsidiary. "Subsidiary" means any corporation or other entity of which fifty percent (50%) or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company, except that for purposes of this Plan, the term "Subsidiary" does not include Spartan Insurance Company Ltd. or SI Insurance Agency, Inc.

          2.17          Surviving Spouse. "Surviving Spouse" means the husband or wife of the Participant at the time of the Participant's death who survives the Participant. If the Participant and the spouse die under circumstances that make the order of their deaths uncertain, it shall be presumed for purposes of this Plan that the Participant survived the spouse.

          2.18          Target Bonus. "Target Bonus" means the bonus goal established by the Committee for each Participant under Section 5.1(a).

          2.19          Total Disability. "Total Disability" means the condition of a Participant who is and remains eligible for total and permanent disability benefits under § 223 of the Social Security Act, as amended.

          2.20          Year of Vested Service. "Year of Vested Service" means a calendar year in which a Participant is credited with at least 1,000 hours of employment with the Company or its Subsidiaries. For the purposes of this definition, "hours of employment" include actual hours of paid work, paid leave or other time off, and hours of work missed due to military service provided that the Participant returns to work while his or her rehire rights are protected by law.

SECTION 3
ADMINISTRATION OF PLAN

          3.1          Plan Administration.

          (a)          Power and Authority. The Plan shall be administered by the Committee. Except as limited in the Plan, the Committee shall have full power and authority to interpret the provisions of the Plan and shall have full power and authority to supervise the administration of the Plan. Action may be taken by a written instrument signed by a majority of the members of the Committee and any action so taken shall be as effective as if it had been taken at a meeting. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive on all parties. To the extent it deems necessary or appropriate, the Committee may adopt rules, policies and forms for the administration, interpretation and implementation of the Plan.

          (b)          Delegation of Authority. The Committee may delegate any, some or all of its record keeping, calculation, payment and other ministerial or administrative authority and responsibility from time to time to and among one or more individuals, who may be members of the Committee or employees of the Company or its Subsidiaries or Affiliates, but all actions taken pursuant to delegated authority and responsibility shall be subject to such review, change and approval by the Committee as the Committee considers appropriate.

          3.2          Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all matters as the Committee may deem necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants and (b) the nature and extent of the incentive awards granted to each Participant.

          3.3          Indemnification. A member of the Committee or any other individual or group to whom authority is delegated shall not be personally liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. The Company shall hold harmless and indemnify each member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, from any and all liabilities, costs and expenses arising from any act or omission related to the performance of duties or the exercise of discretion and judgment with respect to the Plan. This Section 3.3 shall not be construed as limiting the Company's or any Subsidiary's ability to terminate or otherwise alter the terms and conditions of the employment of an individual or group exercising delegated authority or responsibility with respect to the Plan, or to discipline any such person. Each such individual shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

SECTION 4
ELIGIBILITY

          4.1          Participation. For each Performance Period, the Committee shall designate the senior executive officers of the Company or any Subsidiary who shall be Participants for that Performance Period. Senior executive officers designated as Participants after the first 90 days of any Performance Period shall not be eligible for any Incentive Bonus paid with respect to such Performance Period under this Plan. Participants shall be notified in writing and provided a written summary of the Plan.

          4.2          No Continuing Participation. Designation as a Participant for a Performance Period will not continue in effect for any subsequent Performance Period unless and until the Committee designates the individual as a Participant in the subsequent Performance Period. The Committee may terminate participation by any Participant at any time with or without cause.

SECTION 5
ESTABLISHMENT OF GOALS AND CRITERIA

          5.1          Selection of Criteria. The Committee shall preestablish performance goals for each Participant in the manner and within the time limits specified in this Section 5. For each Participant for each Performance Period, the Committee shall specify:

          (a)          Performance Period. A Performance Period, expressed as a number of Fiscal Years or other unit of time. Any Performance Period may overlap with one or more other Performance Periods.

          (b)          Target Bonus. A Target Bonus, expressed as a percentage of the Participant's Annual Base Salary or a specified dollar amount;

          (c)          Incentive Bonus. The Incentive Bonus levels, expressed as a percentage of the Target Bonus, that shall be paid to the Participant at specified levels of achievement by one or more of the Company, a Subsidiary or a Business Unit, of the performance goals established by the Committee pursuant to this Section 5;

          (d)          Performance Measurement. The applicable measurement of Performance under Section 5.2; and

          (e)          Conditions on Incentive Bonus. Any specific conditions under which an Incentive Bonus specified under subsection (b) above may be reduced or forfeited (but not increased).

The Incentive Bonus levels specified under subsection (c) above may be expressed either as (i) a matrix of percentages of the Target Bonus that will be paid at specified levels of the Performance or (ii) a mathematical formula that determines the percentage of the Target Bonus that will be paid at varying levels of Performance. If the Incentive Bonus levels are expressed a matrix of percentages and the actual Performance achieved exceeds the threshold level and falls between specified levels, then the Compensation Committee may determine by interpolation the percentage of the Target Bonus that will be paid.

          5.2          Measurement of Performance. Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the measurements of Performance set forth in this Section 5.2, the performance goals established by the Committee pursuant to this Section 5 shall be determined by reference to one or more of the following measurements of Performance:

(a)	Net earnings;
(b)	Earnings before or after taxes, interest, depreciation, and/or amortization;
(c)	Earnings per share, reflecting dilution of the Common Stock as the Committee deems appropriate and, if the Committee so determines, net of or including dividends;
(d)	Net sales;
(e)	Net sales growth;
(f)	Return measures (including, but not limited to, return on assets, capital, equity, or sales);
(g)	Cash flow (including, but not limited to, operating cash flow and free cash flow);
(h)	Cash flow return on capital;
(i)	Gross or operating margins;
(j)	Productivity ratios;
(k)	Share price (including, but not limited to, growth measures and total shareholder return);
(l)	Expense or cost levels;
(m)	Margins;
(n)	Operating efficiency;
(o)	Customer satisfaction, satisfaction based on specified objective goals or a Company-sponsored customer survey;
(p)	Working capital targets;
(q)	Economic value added measurements;
(r)	Market share or market penetration with respect to specific designated products or product groups and/or specific geographic areas;
(s)	Aggregate product price and other product measures;
(t)	Reduction of losses, loss ratios or expense ratios;
(u)	Reduction in fixed costs;
(v)	Inventory turnover;
(w)	Debt reduction;
(x)	Associate turnover;
(y)	Specified objective social goals;
(z)	Safety record.

These measurements of Performance may be used to measure Performance of one or more of the Company, its Subsidiaries, its Affiliates, any Business Units of any of them or any combination of the foregoing, compared to pre-determined levels, as the Committee may deem appropriate, or compared to the performance of a pre-established peer group, or published or special index that the Committee, in its sole discretion, deems appropriate; or the Committee may select the measurement of Performance set forth in subsection 5.2(k) above (with respect to the Company) as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Incentive Bonus based on the achievement of performance goals pursuant to the measurements of Performance specified in this Section 5.

          5.3          Incentive Bonus Conditioned on Performance. Except as explicitly provided in Sections 6.4, payment of an Incentive Bonus to a Participant for a Performance Period under this Plan shall be entirely contingent upon achievement of the performance goals established by the Committee pursuant to this Section 5, the satisfaction of which is substantially uncertain when established by the Committee for the Performance Period. The Committee may provide, when establishing the performance goals pursuant to this Section 5, that any evaluation of performance may include or exclude any of the following events or their effects that occurs during the relevant Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable fiscal year(s), (f) acquisitions, divestitures or accounting changes, (g) foreign exchange gains and losses, and (h) other special charges or extraordinary items. To the extent such inclusions or exclusions affect the Incentive Bonus of a Participant, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

          5.4          Time of Determination by Committee. All determinations to be made by the Committee for a Performance Period pursuant to this Section 5 shall be made in writing by the Committee during the first 90 days of the Performance Period.

          5.5          Objective Standards. An Incentive Bonus shall be based solely upon objective criteria, consistent with this Section 5, from which an independent third party with knowledge of the facts could determine whether the performance goal or range of goals is met and from that determination could calculate the Incentive Bonus to be paid. Although the Committee has authority to exercise reasonable discretion to interpret this Plan and the performance goals it shall specify pursuant to this Section 5 of the Plan, it may not amend or waive such performance goals after the 90th day of the Performance Period. The Committee shall have no authority or discretion to increase any Incentive Bonus or to construct, modify or apply the measurement of Performance in a manner that will directly or indirectly increase the Incentive Bonus for any Participant for any Performance Period above the amount determined by the applicable objective criteria established within the first 90 days of the Performance Period.

          5.6          Committee Discretion. In the event that applicable tax laws change to permit Committee discretion to alter the governing measurements of Performance set forth in this Section 5 of the Plan without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Incentive

Bonuses that shall not qualify as performance-based compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and may base vesting on measurements of Performance other than those set forth in this Section 5 of the Plan.

SECTION 6
DETERMINATION AND PAYMENT OF INCENTIVE BONUSES

          6.1          Committee Certification. The Incentive Bonus for each eligible Participant for a Performance Period shall be determined on the basis of the Target Bonus and Performance for the Performance Period. The Committee shall determine and, except as explicitly provided in Sections 6.4, shall certify in writing prior to payment of the Incentive Bonus that the Company Performance for the Performance Period satisfied the performance goals established by the Committee for the Performance Period. Approved minutes of the Committee shall constitute sufficient written certification for this purpose.

          6.2          Maximum Incentive Bonus. The Incentive Bonus for any Participant shall not, in any event, exceed an amount equal to the number of full or partial Fiscal Years in the Performance Period multiplied by $4,500,000.

          6.3          Payment to Participant or Beneficiary; Form of Payment. The Incentive Bonus of each Participant shall be paid to the Participant, or the Beneficiary of any deceased Participant, by the Company as soon as feasible following final determination and certification by the Committee of the amount payable and that the applicable performance goals have been satisfied and vesting by the Participant in the Incentive Bonus; provided, however, such Incentive Bonus shall be paid no later than the 15th day of the third month following the later of the end of the Performance Period for which the performance goals for the Incentive Bonus have been met and the date the Participant vests in the Incentive Bonus award. Unless otherwise elected as set forth below, each Participant will receive his or her Incentive Bonus in cash. Any Participant may elect to receive a portion of his or her Incentive Bonus to be paid in cash under this Plan in the form of Common Stock under the Company's 2001 Stock Bonus Plan (or any successor to that plan) or any other incentive award plan that the Company may adopt, provided that the Participant is a participant under the other plan with the right to elect to receive shares of Common Stock under the plan.

          6.4          Eligibility for Payment. The Incentive Bonus otherwise payable to a Participant for a Performance Period shall be adjusted as follows:

          (a)          Death, Total Disability, or Change in Control. If a Participant ceases to be a Participant because of death, Total Disability or Change in Control (as defined in the Spartan Stores, Inc. Supplemental Executive Retirement Plan), or upon a Change in Control that does not result in the termination of a Participant's employment, before the end of any Performance Period or before vesting in the applicable Incentive Bonus award, an award shall vest and be paid to the Participant or the Participant's Beneficiary if and to the extent provided by the Committee in the grant of the Incentive Bonus award. Notwithstanding the previous sentence, the Committee shall only grant awards payable upon death, Total Disability, or Change in Control in a timely manner so as to be exempt from Section 409A as provided in Section 8.8. Specifically, the award shall be paid no later than the 15th day of the third month following the date on which the Participant's rights under this subsection vest due to the Participant's death, Total Disability, or Change in Control or, if already vested, the 15th day of the third month following the date of death, Total Disability, or Change in Control. Notwithstanding the foregoing, the Committee shall have discretion to reduce or eliminate any Incentive Bonus otherwise payable pursuant to this Section 6.4(a).

          (b)          Retirement. If a Participant ceases to be a Participant because of Retirement before the end of any Performance Period or before vesting in the applicable Incentive Bonus award, an award shall vest and be paid to the Participant or the Participant's Beneficiary if and to the extent provided by the Committee in the grant of the Incentive Bonus award; provided, however, that the Committee shall have no authority or discretion to waive satisfaction of the Performance requirements or increase any Incentive Bonus. Notwithstanding the previous sentence, the Committee shall only grant awards payable upon Retirement in a timely manner so as to be exempt from Section 409A as provided in Section 8.8. Specifically, the award shall be paid to the Participant or the Participant's Beneficiary in accordance with Section 6.3, including, but not limited to, being paid no later than the 15th day of the third month following the later of the end of the Performance Period for which the performance goals for the Incentive Bonus have been met and the date the Participant vests in the Incentive Bonus award. Notwithstanding the foregoing, the Committee shall have discretion to reduce or eliminate any Incentive Bonus otherwise payable pursuant to this Section 6.4(b).

          (c)          Other Termination. If an employee ceases to be a Participant because of the Participant's termination of employment for any reason other than described in Section 6.4(a) or (b) during any Performance Period or before vesting in the applicable Incentive Bonus award, or prior to actual receipt of the award for a previous Performance Period, the Participant will not be entitled to any award for such Performance Period.

SECTION 7
TERMINATION AND AMENDMENT

                    The Board or Committee may terminate the Plan at any time, or may from time to time amend the Plan as it deems appropriate and in the best interests of the Company. No termination or amendment may impair the validity of, or the obligation of the Company to pay, any Incentive Bonus awarded for any Performance Period prior to the Performance Period in which the termination or amendment is adopted or, if later, is effective. No amendment adopted after the first 90 days of a Performance Period may directly or indirectly increase any Incentive Bonus for that Performance Period. Except as otherwise provided in this Plan and the applicable objective criteria established pursuant to this Plan for determining the amount of any Incentive Bonus for a Performance Period, no Incentive Bonuses shall be payable for the Performance Period in which the Plan is terminated, or, if later, in which the termination is effective.

SECTION 8
GENERAL PROVISIONS

          8.1          Benefits Not Guaranteed; No Rights to Award. Neither the establishment and maintenance of the Plan nor participation in the Plan shall provide any guarantee or other assurance that Incentive Bonuses will be payable under the Plan. No Participant or other person shall have any claim to be granted any award or benefit under the Plan and there is no obligation of uniformity of treatment of Participants under the Plan

          8.2          No Right to Participate. Nothing in this Plan shall be deemed or interpreted to provide a Participant or any non-participating employee with any contractual right to participate in or receive benefits under the Plan. No designation of a person as a Participant for any Performance Period shall create a right to any Incentive Bonus under the Plan for any other Performance Period.

          8.3          No Employment Right. Participation in this Plan shall not be construed as constituting a commitment, guarantee, agreement, or understanding of any kind that the Company or any Subsidiary will continue to employ any individual and this Plan shall not be construed or applied as any type of employment contract or obligation. Nothing herein shall abridge or diminish the rights of the Company or any Subsidiary to determine the terms and conditions of employment of any Participant or other person or to terminate the employment of any Participant or other person with or without cause at any time.

          8.4          No Assignment or Transfer. Neither a Participant nor any Beneficiary or other representative of a Participant shall have any right to assign, transfer, attach, or pledge any bonus amount or credit, potential payment, or right to future payments of any bonus amount or credit, or any other benefit provided under this Plan. Payment of any amount due or to become due under this Plan shall not be subject to the claims of creditors of the Participant or to execution by attachment or garnishment or any other legal or equitable proceeding or process.

          8.5          Withholding and Payroll Taxes. The Company shall deduct from any payment made under this Plan all amounts required by federal, state and local tax laws to be withheld and shall subject any payments made under the Plan to all applicable payroll taxes and assessments.

          8.6          Incompetent Payee. If the Committee determines that a person entitled to a payment hereunder is incompetent, it may cause benefits to be paid to another person for the use or benefit of the Participant or the Participant's Beneficiary at the time or times otherwise payable hereunder, in total discharge of the Plan's obligations to the Participant or Beneficiary.

          8.7          Governing Law. The validity, construction and effect of the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

          8.8          Construction. The singular includes the plural and the plural includes the singular. Capitalized terms, except those at the beginning of a sentence or part of a heading, have the meaning defined in the Plan. The Plan is intended to be exempt from Section 409A of the Code by providing for short-term deferrals as described in Treasury Regulations § 1.409A-1(b)(4) and shall be interpreted and administered to achieve that purpose.

          8.9          Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

          8.10          No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of stock options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases. However, no payment under any other plan or arrangement shall be contingent upon failure to attain the Performance necessary for payment of an Incentive Bonus under this Plan.

SECTION 9
DURATION OF THE PLAN

                    Subject to earlier termination by the Board or Committee, this Plan shall terminate without action by the Board or Committee as of the date of the first meeting of shareholders held in 2015, unless reapproved by the shareholders at such meeting or earlier. If reapproval occurs, the Plan will terminate as of the date of the first meeting of shareholders in the fifth year following reapproval or any subsequent reapproval. If the Plan terminates under this provision due to lack of reapproval by the shareholders, no Incentive Bonuses shall be paid under the Plan for any Performance Period ending on or after the date of the first meeting of shareholders held in 2015.